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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           TRANSTEXAS GAS CORPORATION

         Pursuant to the provisions of Sections 245 and 303 of the General Corporation Law of the State of Delaware (the "DGCL"), TransTexas Gas Corporation, a corporation organized and existing under and by virtue of the DGCL (the "Corporation"), does hereby certify as follows:

         FIRST: The name of the Corporation is TransTexas Gas Corporation.

         SECOND: The Corporation's Certificate of Incorporation was filed with the Secretary of State of Delaware on May 7, 1993. The Certificate of Incorporation was amended on August 20, 1993 and on February 9, 1994.

         THIRD: This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation, as amended to date, and has been duly adopted in accordance with Sections 242, 245 and 303 of the DGCL, pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Debtor's Second Amended Plan of Reorganization (the "Plan") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation.

         The Certificate of Incorporation is hereby restated to read in full as follows:


                                    ARTICLE I

         The name of the Corporation is TransTexas Gas Corporation.


                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


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                                   ARTICLE IV

         A. The total number of shares of capital stock that the Corporation shall have the authority to issue is 600,247,500, of which (i) 100,000,000 shares shall be shares of Class A Common Stock with a par value of $0.01 per share (the "Class A Common Stock"), (ii) 247,500 shares shall be shares of Class B Common Stock with a par value of $0.01 per share (the "Class B Common Stock"), and (iii) 500,000,000 shares shall be shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

         B. Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for such class or series the voting powers (if any) and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices,
(ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series, (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation, or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

         C. Common Stock. The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock of the Corporation:

                  1. Except as otherwise set forth below in this Article IV, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

                  2. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends and other distributions in cash, stock of any corporation (other than Common Stock of the Corporation) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the Corporation, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or



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distributed with respect to Class B Common Stock. Neither the shares of Class A
Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class. However, holders of shares of Class A Common Stock and Class B Common Stock will have no preemptive rights to maintain their respective percentage ownership in future offerings or sales of stock of the Corporation. Upon liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Class A Common Stock and the Class B Common Stock shall be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of the Corporation available for distribution to holders of the Class A Common Stock and Class B Common Stock.

         3. Subject to the rights of the holders of the Preferred Stock and the Class B Common Stock to elect certain directors, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock and Class B Common Stock standing in his or her name on the transfer books of the Corporation in connection with all matters submitted to a vote of stockholders, including the election of directors to fill vacancies which are not otherwise designated to be filled by the holders of Preferred Stock or Class B Common Stock. Except as may be otherwise required by law or by this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class and their votes shall be counted and totaled together, subject to any voting rights which may be granted to the holders of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation.

                  (a) Subject to the rights of the holders of the Preferred Stock to elect directors, the holders of the Class B Common Stock shall have the right, voting separately as a class, to elect one director of the Corporation; provided, that if John R. Stanley's employment with the Corporation as Chief Executive Officer has been terminated pursuant to the provisions of his employment agreement with the Corporation as a result of a disabling illness or injury, the holders of the Class B Common Stock will continue to have the right to elect one director of the Corporation so long as the director so elected is not John R. Stanley. Cumulative voting will be prohibited in the election of directors.

         4. The Class B Common Stock will be automatically converted on a share for share basis into shares of Class A Common Stock upon (a) the direct or indirect transfer of the Class B Common Stock or any interest therein by the holder thereof to any person other than (i) John R. Stanley (or his heirs, his estate or any trust in which he or his family members have, directly or indirectly, a beneficial interest in excess of 50%) or any member of his family, or (ii) a person that is directly or indirectly controlled by, or under direct or indirect common control with, John R. Stanley or (b) the termination of John
R. Stanley as Chief Executive Officer and a director of the Corporation if such termination is a "Non-economic Termination" pursuant to the provisions of his employment agreement with the Corporation. For purposes hereof, members of a person's family include his spouse and his and his spouse's parents, grandparents, aunts, uncles, brothers, sisters, children and grandchildren, as well as any of their spouses. For purposes hereof, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the



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management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.


                                    ARTICLE V

         The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of directors of the Corporation shall be fixed in the manner provided in the Bylaws of the Corporation, and, until changed in the manner provided in the Bylaws, shall be five.

         The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I shall initially consist of John Whitmire and Walter Piontek. Class II shall initially consist of Gerald Bennett and Ronald Benson. Class III shall initially consist of John R. Stanley. Each director shall serve for a term ending at the annual meeting in the third year following the annual meeting at which such director was elected, provided, however, that the term of the directors named above to Class I shall end at the annual meeting in 2001, the term of the directors in Class II named above shall end at the annual meeting in 2002, and the term of the director in Class III named above shall end at the annual meeting in 2003; provided, however, that each director shall hold office after the annual meeting at which his term is scheduled to end until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office in the manner hereinafter provided. The Board of Directors shall apportion any increase or decrease in the number of directorships among the classes so as to make the number of directors in each class as nearly equal as possible.

         At each annual election of Directors of the Corporation, such Directors chosen to succeed those whose terms then expire shall be of the same class as the Directors of the Corporation they succeed, unless, by reason of any intervening changes in the authorized number of Directors of the Corporation, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of Directors of the Corporation among the classes.

         Notwithstanding that the three classes of Directors of the Corporation shall be as nearly equal in number of Directors as possible, in the event of any change in the authorized number of Directors of the Corporation, each Director of the Corporation then continuing to serve as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal in accordance with the Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation. If any newly created directorship may, consistent with the provision that the three classes shall be as nearly equal in number of Directors of the Corporation as possible, be allocated to one or two or more classes, the Board of Directors shall allocate it to that of the available classes whose terms of office are due to expire at the earliest date following such allocation.



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         Any director may be removed, but only for cause, and by the affirmative vote by written ballot of a majority of voting interest of the stockholders of record of the Corporation entitled to vote for the election of such director, given at an annual meeting or at a special meeting of the stockholders called for that purpose in the manner provided in the Bylaws of the Corporation. The vacancy in the Board of Directors caused by any such removal or otherwise shall be filled by the affirmative vote of such stockholders at such meeting or at a subsequent special meeting of the stockholders called for such purpose in a manner provided in the Bylaws of the Corporation.

         Any director elected to fill a newly created directorship resulting from an increase in the number of any class of directors shall hold office for a term that shall coincide with the remaining term of the other directors of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same term as the remaining term of his predecessor. In no case will a decrease in the number of directors shorten the term of any incumbent director. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may only be filled by written ballot of a majority of voting interest of the stockholders of record of the Corporation entitled to vote for the election of such directors, given at an annual meeting or at a special meeting of the stockholders called for that purpose in a manner provided in the Bylaws of the Corporation.


                                   ARTICLE VI

         In addition to any other affirmative vote that may be required by law, the Amended and Restated Certificate of Incorporation or the Bylaws of the
Corporation:

                  (a) any merger, consolidation or share exchange of the Corporation or any subsidiary of the Corporation with any Related Person; or

                  (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Corporation or any subsidiary of the Corporation to, with or for the benefit of any Related Person or any Affiliate of any Related Person, or by any Related Person or any Affiliate of any Related Person to the Corporation or any subsidiary of the Corporation, of any assets or properties having an aggregate Fair Market Value of $50,000,000 or more; or

                  (c) any adoption of any plan or proposal by the Corporation for the liquidation or dissolution of the Corporation voluntarily caused or proposed by or on behalf of a Related Person or any Affiliate of any Related Person; or

                  (d) any series or combination of transactions having, directly or indirectly, the same effect as any of the foregoing; or

                  (e) any agreement, contract or other arrangement entered into by the Corporation providing, directly or indirectly, for any of the foregoing shall require the affirmative vote of holders



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of (x) at least 66-2/3% of the then outstanding Voting Stock, voting together as a single class and (y) at least a majority of the then outstanding Voting Stock not Beneficially Owned, directly or indirectly, by any Related Person with respect to such Business Combination, voting together as a single class. Such affirmative vote shall be required, notwithstanding the fact that no vote may be required by, or that a lesser percentage or separate class vote may be specified in, applicable law, any provision of the Restated Certificate of Incorporation other than this Article VI, the Bylaws of the Corporation or any agreement with any national securities exchange or otherwise.

         For purposes of this Article VI.

                  (a) The term "Affiliate," used to indicate a relationship to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  (b) A Person shall be a "Beneficial Owner" of any shares of any class or series of capital stock of the Corporation (i) which such Person or any of its Affiliates beneficially owns, directly or indirectly; or (ii) which such Person or any of its Affiliates has, directly or indirectly, (A) the right or obligation to acquire (whether such right or obligation is exercisable immediately or only after the passage of time or the occurrence of an event), pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the beneficial owner of any stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates until such tendered stock is accepted for purchase or exchange, or (B) the right to vote or dispose of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the beneficial owner of any stock because of such Person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (iii) which is beneficially owned, directly or indirectly, by any other Person (or any Affiliate thereof) with which such Person or any of its Affiliates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of such stock; or (iv) of which such Person would be the Beneficial Owner pursuant to the terms of Rule 13d-3 of the General Rules and Regulations under Exchange Act, as in effect on February 29, 2000. Stock shall be deemed "Beneficially Owned" by the Beneficial Owner or Owners thereof.

                  (c) The term "Bondholder Committee" shall mean the unofficial committee of holders of the TEC Senior Secured Notes (as defined below) formed in connection with the Corporation's case under Chapter 11 of Title 11, United States Code, as amended (Case No. 99- 21550-C-11), in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division) composed of the following entities: Credit Suisse First Boston Corporation, Oaktree Capital Management, L.L.C., and Angelo Gordon & Co., L.P. or any Affiliate thereof.



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                  (d) The term "Business Combination" shall mean any transaction which is referred to in any one or more of subparagraphs (a) through (g) of paragraph (1) of this Article VI.

                  (e) The term "Fair Market Value" shall mean, in the case of securities, the average of the closing sale prices during the thirty (30)-day period immediately preceding the date in question of such security on the principal United States securities exchange registered under the Exchange Act on which such security is listed (or the composite tape therefor) or, if such securities are not listed on any such exchange, the average of the closing bid quotations with respect to such security during the thirty (30)-day period preceding the date in question on the NASDAQ National Market or any similar system then in use or, if no such quotations are available, the fair market value on the date in question of such security as determined in good faith by at least a majority of all Continuing Directors; and in the case of property other than cash or securities, the fair market value of such property on the date in question as determined in good faith by at least a majority of all Continuing Directors.

                  (f) The term "Person" shall mean any individual, firm, corporation, partnership, limited liability company, association, joint venture, trust, estate or other entity or organization.

                  (g) The term "Related Person" shall mean any Person (other than members of the Bondholders Committee, the Corporation or any subsidiary of the Corporation and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which (i) is the Beneficial Owner of 10% or more of the aggregate voting power of all outstanding Voting Stock; or (ii) is an Affiliate of the Corporation and, at any time within the two (2)-year period immediately prior to the date in question, was the Beneficial Owner of 10% or more of the aggregate voting power of all outstanding Voting Stock; or (iii) is an assignee of or has otherwise succeeded to any shares of any class or series of capital stock of the Corporation which were at any time within the two
(2)-year period immediately prior to the date in question Beneficially Owned by any Related Person, if such assignment or succession shall have occurred in the course of a privately negotiated transaction rather than an open market transaction. For the purposes of determining whether a Person is a Related Person, the number of shares of any class or series of capital stock of the Corporation deemed to be outstanding shall include shares of such class or series of which the Person is deemed the Beneficial Owner, but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options.

         (h) Nothing contained in this Article VI shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.



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                                   ARTICLE VII


         In furtherance of, and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.



                                  ARTICLE VIII


         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation provided, however, that any amendment to
Article XI shall require the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock and provided, further, however, that any amendment to Article VI shall require the affirmative vote of holders of (X) at least 66 2/3% of the then outstanding Voting Stock, voting together as a single class, and (Y) at least a majority of the then outstanding Voting Stock not Beneficially Owned, directly or indirectly, by any Related Person, voting together as a single class.



                                   ARTICLE IX

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the DGCL. No amendment to the DGCL that further limits the act or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.


                                    ARTICLE X

         The Corporation shall indemnify to the fullest extent permitted by the DGCL any person who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was a director or officer of the Corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. In addition, subject to the terms of the Corporation's Bylaws, the Corporation shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the full extent permitted by the DGCL.



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                                   ARTICLE XI

         Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without a unanimous act of the directors, prior to February 15, 2001, consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless the Corporation has filed for protection under the Bankruptcy Code.


                                   ARTICLE XII

         Notwithstanding any other provision contained herein, the Corporation, as a Debtor (as defined in the Plan) under the Plan shall not issue nonvoting equity securities in connection with the Plan and shall comply, to the extent applicable, with Section 1123(a)(6) of the Bankruptcy Code. After the Effective Date (as defined in the Plan), this Article XII may be amended or repealed by the affirmative vote of a majority of the outstanding stock entitled to vote thereon in accordance with Section 242 of the DGCL.


                                  ARTICLE XIII

         All shares of capital stock of the Corporation that are authorized, issued and outstanding, as well as any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating the Corporation to issue, transfer or sell any shares of capital stock, prior to the filing of this Amended and Restated Certificate of Incorporation shall be canceled on the Effective Date (as defined in the Plan), and the holders thereof shall have no further rights with respect thereto, except as provided in the Plan.



                                   ARTICLE XIV

         No action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of the stockholders of the Corporation to consent in writing to the taking of any action by written consent without a meeting is specifically denied, except for action by unanimous written consent, which is expressly allowed.




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         IN WITNESS WHEREOF, TransTexas Gas Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Ed Donahue, its Vice President, Chief Financial Officer and Secretary this 15th day of March, 2000.



                                       TRANSTEXAS GAS CORPORATION





                                       By:   /s/ Ed Donahue
                                          --------------------------------------
                                          Name:  Ed Donahue
                                          Title: Vice President, Chief Financial
                                                 Officer and Secretary




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